Exhibit 99.1

Teradyne Announces First Quarter, 2007 Results

NORTH READING, Mass. — (BUSINESS WIRE) —April 18, 2007—Teradyne, Inc. reported sales of $258 million for the first quarter of 2007. The company’s GAAP net loss in the first quarter was $7.6 million, or $0.04 per diluted share, which includes $16.7 million for an in-process research and development charge related to the acquisition of enabling test technology from MOSAID Technologies, Inc. Non-GAAP net income in the first quarter was $8.5 million, or $0.04 per diluted share. Bookings for the first quarter were $253 million.

“Although overall bookings were down from a seasonally strong fourth quarter, our semiconductor test product orders had a solid showing, with 22% sequential growth in the first quarter,” said Michael Bradley, Teradyne president and CEO. “This growth was driven by test solutions for gaming products, automotive applications, networking systems and high-end servers. Recent design-ins for our FLEX (TM) and J750 systems in these key areas are fueling our increased revenue projections going forward.”

Guidance for the second quarter of 2007 is for sales of $275 million to $300 million, with earnings per diluted share between $0.08 and $0.13.

Webcast

A webcast to discuss first quarter 2007 results, along with management’s outlook, will be held at 10 a.m. EDT, Thursday, April 19, 2007. Interested investors should access the webcast at www.teradyne.com and click on “Investors” at least five minutes before the call begins. The webcast replay will be available on www.teradyne.com. In addition, a conference call replay will be available approximately two hours after the call. The replay number in the U.S. & Canada is 1-800-642-1687. The replay number outside the U.S. & Canada is 1-706-645-9291. The pass code for both numbers is 5347359. A replay will also be available on the Teradyne web site www.teradyne.com. Click on “Investors” for a link to the replay. The replay will be available via phone and web site through May 3, 2007.

About Teradyne, Inc.

Teradyne (NYSE:TER) is a leading supplier of Automatic Test Equipment used to test complex electronics used in the consumer electronics, automotive, computing, telecommunications, and aerospace and defense industries. In 2006, Teradyne had sales of $1.38 billion, and currently employs about 3,800 people worldwide. For more information, visit www.teradyne.com. Teradyne (R) is a registered trademark of Teradyne, Inc. in the U.S. and other countries. All product names are trademarks of Teradyne, Inc. (including its subsidiaries).

Non-GAAP Results

In addition to disclosing results that are determined in accordance with GAAP, Teradyne also discloses non-GAAP results of operations that exclude certain income items and charges. These results are provided as a complement to results provided in accordance with GAAP. Teradyne reports non-GAAP results in order to better assess and reflect operating performance. Management believes the non-GAAP measures help indicate Teradyne’s baseline performance before gains, losses or other charges that are considered by management to be outside Teradyne’s ongoing operating results. Teradyne believes these non-GAAP measures will aid investors’ overall understanding of its results by providing a higher degree of transparency for certain expenses and providing a level of disclosure that will help investors understand how Teradyne plans and measures its own business. A reconciliation of each GAAP to non-GAAP financial measure discussed in this press release is contained in the attached Exhibits and on the Teradyne website at www.teradyne.com by clicking on “Investors” and then selecting the “GAAP to Non-GAAP Reconciliation” link. The presentation of non-GAAP measures is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP.

Safe Harbor Statement

The forward-looking statements included in this release are made only as of the date of publication and Teradyne undertakes no obligation to update the information set forth in this release.

This release contains forward-looking statements regarding expected future revenues and earnings, future market conditions and business prospects. Such statements are based on the current assumptions and expectations of Teradyne’s management and are neither promises nor guarantees. You can generally identify these forward-looking statements based on the context of the statements and by the fact that they use words such as “will,” “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. There can be no assurance that management’s estimates of our future results will be achieved. Important factors that could cause actual results to differ materially from those presently expected include: adverse changes in general economic or market conditions (including market demand for electronics and downturns in the semiconductor industry); the decision by customers to cancel or defer orders that previously had been accepted; reductions or delays in capital investment by our customers; competitive pressures (including pricing and gross margin pressures); the risks of operating internationally, disruptions, delays or an inadequate supply of raw materials, components or internal and external manufacturing capability; the effectiveness of our implementation of cost cutting and expense control measures (including facility consolidations, the centralization of certain shared services, seeking lower prices from suppliers and the outsourcing of selected manufacturing, information technology and engineering activities);and other events, factors and risks previously and from time to time disclosed in our filings with the Securities and Exchange Commission, including, but not limited to, our annual report on Form 10-K for the fiscal year ended December 31, 2006 and our periodic reports on Forms 10-Q and 8-K.

TERADYNE, INC. REPORT FOR FIRST FISCAL QUARTER OF 2007

CONDENSED CONSOLIDATED OPERATING STATEMENTS

(In thousands, except per share amounts)

	Quarter Ended:
	April 1, 2007	December 31, 2006	April 2, 2006
Net Revenues	$258,058	$263,147	$362,914
Cost of Revenues (1) (2)	142,522	141,703	192,276

Gross Profit	115,536	121,444	170,638

Operating Expenses:
Engineering and Development (1)	50,199	49,638	52,194
Selling and Administrative (1)	63,951	69,460	72,185
In-process Research and Development (3)	16,700	—	—
Restructuring and Other, net (4)	2,417	1,810	(1,097)

Operating Expenses	133,267	120,908	123,282

(Loss)/Income From Operations	(17,731)	536	47,356
Interest Income	10,099	11,029	9,483
Interest Expense	(436)	(701)	(3,371)
Other Income (5)	1,832	-	-

(Loss)/Income Before Income Taxes	(6,236)	10,864	53,468
Income Tax (Benefit)/Expense	1,400	(10)	8,555

Net (Loss)/Income	$(7,636)	$10,874	$44,913

Net (Loss)/Income per Common Share:
Basic	$(0.04)	$0.06	$0.23

Diluted	$(0.04)	$0.06	$0.23

Shares used in calculation of Net (Loss)/Income per Common Share - Basic	189,625	189,093	198,017

Shares used in calculation of Net (Loss)/Income per Common Share - Diluted	189,625	190,341	199,555

Gross Orders	$255,039	$290,419	$364,555

Net Orders	$252,754	$287,489	$364,097

(1)	Includes the following amounts related to stock-based compensation:

	April 1, 2007	December 31, 2006	April 2, 2006
Cost of Revenues	$1,428	$1,179	$1,159
Engineering and Development	2,331	1,922	1,891
Selling and Administrative	3,759	3,102	3,049

	$7,518	$6,203	$6,099

(2)	Cost of revenues includes an inventory provision of $8 million in the quarter ended April 2, 2006 for non-FLEX products in the Semiconductor Test Division.
(3)	In-process research and development charge from the acquisition of enabling test technology from MOSAID Technologies in the quarter ended April 1, 2007 for the Semiconductor Test Division.
(4)	Restructuring and other, net consists of:

	Quarter Ended:
	April 1, 2007	December 31, 2006	April 2, 2006
Severance	$2,371	$2,589	$67
Facility Related	46	—	(1,086)
Loss/(Gain) on Sale of Real Estate	—	(779)	—
Gain on Sale of Product Lines	—	—	(229)
Long-Lived Asset Impairment	—	—	50
Other	—	—	101

	$2,417	$1,810	$(1,097)

(5)	Recognition of fair value of an asset related to an equity investment.

CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	April 1, 2007	December 31, 2006
Assets
Cash and Cash Equivalents	$405,589	$568,025
Marketable Securities	76,654	47,766
Accounts Receivable	169,410	158,939
Inventories	81,803	93,070
Other Current Assets	21,309	21,610

	754,765	889,410

Net Property, Plant and Equipment	362,099	366,349
Long-term Marketable Securities	401,536	328,827
Goodwill	69,147	69,147
Intangible and Other Assets	37,337	35,819
Retirement Plans Assets	31,815	31,503

	$1,656,699	$1,721,055

Liabilities
Accounts Payable	$40,327	$40,082
Accrued Employees’ Compensation and Withholdings	56,481	87,975
Deferred Revenue and Customer Advances	45,439	46,471
Other Accrued Liabilities	43,919	49,136
Income Taxes Payable	2,635	36,052

	188,801	259,716

Retirement Plans Liabilities	81,863	81,121
Other Long-term Liabilities	16,795	19,031

	287,459	359,868

Shareholders’ Equity	1,369,240	1,361,187

	$1,656,699	$1,721,055

GAAP to Non-GAAP Earnings Reconciliation

References by the Company to non-GAAP income and non-GAAP earnings per share refer to net income or earnings per share excluding in-process research and development, restructuring and other, net, certain inventory provisions and certain other income, as well as adjustments to profit sharing and taxes due to these exclusions. GAAP requires that these items be included in determining Net Income/(Loss) per share. Non-GAAP net income (which is the basis for non-GAAP earnings per share) gives an indication of Teradyne’s baseline performance before gains, losses or other charges that are considered by management to be outside the Company’s ongoing operating results. The Company believes these non-GAAP measures will aid investors’ overall understanding of the Company’s results by providing a higher degree of transparency for certain expenses and credits, through providing a level of disclosure that will help investors understand how the Company plans and measures its own business. However, the presentation of non-GAAP measures is not meant to be considered in isolation or as a substitute for, or superior to, financial information provided in accordance with GAAP.

	Quarter Ended:
	April 1, 2007		December 31, 2006		April 2, 2006
(in millions, except per share data)

Gross Margin - GAAP	$115.5	44.8%	$121.4	46.2%	$170.6	47.0%
Inventory charge (1)	—		—		8.0

Gross Margin - non-GAAP	$115.5	44.8%	$121.4	46.2%	$178.6	49.2%

Net (Loss)/Income - GAAP	$(7.6)	-3.0%	$10.9	4.1%	$44.9	12.4%
Inventory charge (1)	—		—		8.0
In-process research and development (2)	16.7		—		—
Restructuring and other, net (3)	2.4		1.8		(1.1)
Other income (4)	(1.8)		—		—
Profit sharing adjustment (5)	(1.1)		(0.3)		(0.8)
Income tax adjustment (6)	(0.1)		(0.8)		(0.2)

Net Income - non-GAAP	$8.5	3.3%	$11.6	4.4%	$50.8	14.0%

GAAP Net (Loss)/Income per Common Share - Basic	$(0.04)		$0.06		$0.23

Non-GAAP Net Income per Common Share - Basic	$0.04		$0.06		$0.26

Shares used in calculation of Net (Loss)/Income per Common Share - Basic	189.6		189.1		198.0
GAAP Net (Loss)/Income per Common Share - Diluted (7)	$(0.04)		$0.06		$0.23

Non-GAAP Net Income per Common Share - Diluted (7)	$0.04		$0.06		$0.25

Shares used in calculation of GAAP Net (Loss)/Income per Common Share - Diluted (7)	189.6		190.3		199.6
Shares used in calculation of non-GAAP Net Income per Common Share - Diluted (7)	191.0		190.3		210.8

(1)	Cost of revenues includes an inventory provision of $8 million in the quarter ended April 2, 2006 for non-FLEX products in the Semiconductor Test Division.
(2)	In-process research and development charge from the acquisition of enabling test technology from MOSAID Technologies in the quarter ended April 1, 2007 for the Semiconductor Test Division.

	Quarter Ended:
	April 1, 2007	December 31, 2006	April 2, 2006
(3) Restructuring and other, net consists of (in millions):
Employee Severance	$2.3	$2.6	$0.1
Facility Related	0.1	—	(1.2)
Gain on Sale of Real Estate	—	(0.8)	—
Gain on Sale of Product Lines	—	—	(0.2)
Long-Lived Asset Impairment	—	—	0.1
Other	—	—	0.1

	$2.4	$1.8	$(1.1)

(4)	Recognition of fair value of an asset related to an equity investment.
(5)	To adjust the profit sharing calculation in accordance with the profit sharing plan for the non-GAAP items.
(6)	To adjust the tax provision for the non-GAAP items. The quarter ended December 31, 2006 amount includes $0.4 million for a prior quarter tax adjustment related to a sale of real estate.
(7)	Under GAAP, when calculating diluted earnings per share, convertible debentures must be assumed to have converted if the effect on EPS would be dilutive. For Teradyne, dilution occurs when earnings are greater than $0.24 per share per quarter.

	Quarter Ended:
	April 1, 2007	December 31, 2006	April 2, 2006
Shares included in diluted shares	—	—	11.2
Net interest expense added back to net income	$—	$—	$2.7

For press releases and other information of interest to investors, please visit Teradyne’s homepage on the World Wide Web at http://www.teradyne.com.

CONTACT:	Teradyne, Inc.
Tom Newman, 978-370-2425
VP, Corporate Relations
tom.newman@teradyne.com